UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2016

I.D. SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15087	22-3270799
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

123 Tice Boulevard, Woodcliff Lake, New Jersey	07677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 996-9000

____________________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2016, the Board of Directors (the “Board”) of I.D. Systems, Inc. (the “Company”) accepted the resignation of Tony Trousset from the Board, effective September 2, 2016, and appointed Michael J. Casey to the Board to fill the vacancy created by Mr. Trousset’s resignation, effective September 2, 2016. Mr. Casey’s compensation will be similar to that provided to the Company’s other non-employee directors, a description of which was included in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 25, 2016.

Mr. Casey, 53, has served on the board of directors and as a member of the nominating/corporate governance committee and as Chairperson of the audit committee for Determine, Inc. (DTRM) since 2010. Mr. Casey also serves on the board of directors of Revegy, Inc., a privately held software business. Since 2006, Mr. Casey has been a partner at TechCXO, LLC, a professional services firm that provides financial, strategic and operational consulting services. Mr. Casey’s prior experience includes having served as chief financial officer for MAPICS, Inc., a publicly traded provider of enterprise resource planning software for the discrete manufacturing industries. Previously, Mr. Casey served as executive vice president, chief financial and administrative officer of iXL Enterprises, Inc., a publicly traded professional services firm, chief financial officer of Manhattan Associates, Inc., a publicly traded provider of supply chain executive solutions, and chief financial officer of IQ Software Corporation, a publicly traded provider of business intelligence software. Mr. Casey began his career as a CPA with Arthur Andersen & Co. and holds a B.B.A. degree in accounting from The University of Georgia.

Mr. Casey’s experience includes more than eleven years as a CFO of publicly traded software and services companies including business intelligence and supply chain sectors. In addition, Mr. Casey has served as CFO, COO and advisor for software business in the asset performance management, supply chain and business intelligence and analytics sectors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I.D. SYSTEMS, INC.

By:	/s/ Ned Mavrommatis
Name:	Ned Mavrommatis
Title:	Chief Financial Officer

Date: September 6, 2016